UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Form 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) March 29, 2010
Wyndham Worldwide Corporation
(Exact name of Registrant as specified in its charter)

Delaware	1-32876	20-0052541
(State or other jurisdiction	(Commission File No.)	(I.R.S. Employer
of incorporation)		Identification Number)

22 Sylvan Way
Parsippany, NJ		07054
(Address of principal		(Zip Code)
executive office)
Registrant’s telephone number, including area code: (973) 753-6000
None
(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On March 29, 2010, we entered into a $950 million credit agreement (the “Credit Agreement”), with the lenders party to the Agreement from time to time, JPMorgan Chase Bank, N.A., as syndication agent, The Bank of Nova Scotia, Deutsche Bank AG New York Branch, The Royal Bank of Scotland PLC, and Credit Suisse AG, Cayman Islands Branch, as co-documentation agents, and Bank of America, N.A., as administrative agent, for the lenders. We may request that the revolving credit facility be increased from time to time by an aggregate amount of $250 million. The credit facility matures on October 1, 2013. The Credit Agreement provides for up to $350 million of the revolving credit facility to be available for the issuance of letters of credit and up to $100 million of the revolving credit facility to be available for swingline loans. The Credit Agreement replaced our existing $900 million credit facility.
     Under the Credit Agreement, we pay a facility fee on the total amount of the facility (whether used or unused) that varies between 0.200% and 0.750%, depending on our credit rating. Borrowings under the Credit Agreement bear interest at an annual rate based on either the “eurodollar rate” or the “alternate base rate” in effect plus the “applicable margin”. Borrowings under the Credit Agreement that are based on Eurodollar rates are generally based on the rate (adjusted for any statutory reserve requirements) for eurocurrency deposits for one, two, three, six or, subject to the approval of each lender, 12 months which is the British Bankers Association LIBOR rate, as published by Reuters. The “alternate base rate” of interest is the highest of (rounded up to the next 1/16 of 1%) of (i) the Federal Funds Rate plus 1/2 of 1%, (ii) the rate of interest in effect for such day as publicly announced from time to time by Bank of America, N.A. as its “prime rate,” and (iii) LIBOR plus 1%. The “prime rate” is a rate set by Bank of America, N.A. based upon various factors including Bank of America, N.A.’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. The “applicable margin” for eurodollar rate loans varies between 2.05% and 3.00%, depending on our credit rating. The “applicable margin” for alternate base rate loans is 1.00% less than the “applicable margin” for eurodollar rate loans then in effect.
     The Credit Agreement contains customary terms and conditions, including certain financial covenants, including the requirement to maintain a Minimum Consolidated Interest Coverage Ratio (Consolidated EBITDA/Consolidated Interest Expense) of at least 3.0x and a Maximum Consolidated Leverage Ratio (Consolidated Total Indebtedness/Consolidated EBITDA) of 3.75x or less. The Credit Agreement also contains negative covenants including, without limitation, covenants restricting our ability to incur liens or additional indebtedness, to sell assets, to merge or consolidate with another entity and to enter into sale and leaseback transactions
     The events of default under the Credit Agreement include, but are not limited to, the following: (1) failure to pay outstanding principal or interest, (2) failure of representations or warranties to be correct, in any material respects, (3) failure to perform any other term, covenant or agreement and such failure is not remedied within 30 days of notice of such failure, (4) a cross-default with other debt in certain circumstances, (5) certain defaults upon obligations under the Employee Retirement Income Security Act, (6) bankruptcy, or (7) a change in control. Such events of default would require the repayment of any outstanding borrowings and the termination of the right to borrow additional funds under the Credit Agreement.
     Some of the lenders under the Credit Agreement and their affiliates have various relationships with us and our subsidiaries involving the provision of financial services, including cash management, investment banking, trust and leasing services. In addition, we and some of our subsidiaries have entered into foreign exchange and other derivative arrangements with certain of the lenders and their affiliates.
     The foregoing description of the Credit Agreement is not complete and is qualified in its entirety by reference to the Credit Agreement, attached hereto as Exhibit 10.1 and incorporated by reference herein.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     The information provided in Item 1.01 with respect to the Credit Agreement is incorporated by reference herein. The description herein is qualified in its entirety by the Credit Agreement filed as an exhibit hereto.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits.

Exhibit No.	Description

10.1	Credit Agreement, dated as of March 29, 2010, among Wyndham Worldwide Corporation, the lenders party to the agreement from time to time, JPMorgan Chase Bank, N.A., as syndication agent, The Bank of Nova Scotia, Deutsche Bank AG New York Branch, The Royal Bank of Scotland PLC, and Credit Suisse AG, Cayman Islands Branch, as co-documentation agents, and Bank of America, N.A., as administrative agent, for the lenders.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WYNDHAM WORLDWIDE CORPORATION
Date: March 31, 2010	By:	/s/ Thomas G. Conforti
Thomas G. Conforti
Chief Financial Officer

WYNDHAM WORLDWIDE CORPORATION
CURRENT REPORT ON FORM 8-K
Report Dated March 29, 2010
EXHIBIT INDEX

Exhibit No.	Description

10.1	Credit Agreement, dated as of March 29, 2010, among Wyndham Worldwide Corporation, the lenders party to the agreement from time to time, JPMorgan Chase Bank, N.A., as syndication agent, The Bank of Nova Scotia, Deutsche Bank AG New York Branch, The Royal Bank of Scotland PLC, and Credit Suisse AG, Cayman Islands Branch, as co-documentation agents, and Bank of America, N.A., as administrative agent, for the lenders.